Exhibit 10.3(c)

AVNET, INC.

AWARD LETTER FOR NONQUALIFIED STOCK OPTION AWARD

UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

Avnet, Inc. hereby grants to the Grantee named below an award (“Award”) of a nonqualified stock option specified below pursuant to the Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”) and upon the terms and conditions set forth in this Award Letter, the Plan, and the Standard Terms and Conditions for Nonqualified Stock Option Awards (“Standard Terms and Conditions”) attached to this Award Letter:

Grant Date:  [__________] (“Grant Date”)

Grantee: [__________] (“Grantee”)

Shares Underlying Nonqualified Stock Option:  [ _____] (“Option”)

Exercise Price per Share: [$____] (“Exercise Price”)

Vesting Schedule: As set forth in the Standard Terms and Conditions.

Expiration Date: [_____________] (“Expiration Date”)

By accepting this Award, the Grantee acknowledges that he or she has received and read, and agrees that this Option shall be subject to the terms of the Plan, this Award Letter and the attached Standard Terms and Conditions.

Avnet, Inc.

By: ______________

Title: _____________

AVNET, INC.

STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTION AWARDS UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

These Standard Terms and Conditions for Nonqualified Stock Options (the “Standard Terms and Conditions”) apply to the grant (“Award”) of the Option on the Grant Date by Avnet, Inc. (“Avnet” or the “Company”) to the Grantee pursuant to the Award Letter and the Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”). These Standard Terms and Conditions apply to any nonqualified stock options granted under the Plan. For purposes of these Standard Terms and Conditions, the “Company” refers to Avnet and its Subsidiaries.

1.	TERMS OF OPTIONS

Provided that the Grantee has accepted these Standard Terms and Conditions on or before [Acceptance Date], the Company has granted to the Grantee an Award of an Option to purchase up to the number of shares of Avnet’s common stock (the “Stock”) underlying the Option, at the Exercise Price per share, as provided in the Award Letter, subject to the terms and conditions set forth in these Standard Terms and Conditions and the Plan.

2.	NON-QUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	VESTING AND EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date. After the Grant Date, the Option shall be exercisable only to the extent that it becomes vested in accordance with the vesting schedule set forth in [________________] and subject to the provisions of these Standard Terms and Conditions and the Plan.  If the Grantee’s employment with the Company terminates, the Option shall cease to be exercisable, except to the extent set forth in Section 4 below.

The vesting period and/or exercisability of an Option may be adjusted by the Administrator to reflect the decreased level of employment during any period in which the Grantee is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company.

To exercise the Option (or any part thereof), the Grantee shall provide notice to the Company, in a form approved by the Company, specifying the number of whole shares of Stock Grantee wishes to purchase, and shall pay the Exercise Price for such Stock.

The Exercise Price and/or any required tax withholding may be paid in cash or by certified or cashiers' check, by “cashless” exercise methods such as direct share withholding, or by such other method (including transfer of Stock previously owned by the Grantee, or broker-assisted Regulation T simultaneous exercise and sale), as the Administrator permits in its sole discretion. Fractional shares may not be exercised.

Stock will be issued as soon as practical after exercise; provided, however, that the Company shall not be obligated to deliver the Stock if (a) the Grantee has not satisfied all applicable tax withholding obligations, (b) the Stock is not properly registered or not subject to an applicable exemption therefrom, (c) the Stock is not listed on the stock exchanges on which the Stock is otherwise listed, or (d) the Company determines that the exercisability of the Option or the delivery of Stock hereunder would violate any federal or state securities or other applicable laws.  The Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.  The Grantee shall not acquire or have any rights as a shareholder of Avnet until the Stock issuable upon exercise of the Option are actually issued and delivered to the Grantee in accordance herewith.

4.	EXPIRATION OF OPTION

Except as provided in this Section 4, the Option shall expire and cease to be exercisable as of the Expiration Date.

A.

If  the Grantee’s employment or service with the Company terminates for any reason other than death, disability, or Retirement (as defined below), the Option shall immediately expire and cease to be exercisable.

B.

If the Grantee’s employment or service with the Company terminates by reason of Retirement (as defined below) on or after the one-year anniversary of the Grant Date and before the Option has become fully vested, the Option shall continue to vest as set forth in the Award Letter and these Standard Terms and Conditions and, subject to the special rules that apply in the event of death (as set forth in Paragraph D below), shall remain exercisable until the earlier of (i) the fifth anniversary of the termination event or (ii) the Expiration Date (unless such Option shall sooner be surrendered for termination or expire).  For purposes hereof, a cessation of employment will be treated as a “Retirement” if (and only if) (a) the cessation of employment occurs after (I) the Grantee has attained at least age 55 and been credited with at least five years of service with the Company and (II) the combination of the Grantee’s age plus years of service is no less than 65; and (b) the Grantee has signed a non-competition agreement in a form acceptable to the Company.

C.

If the Grantee’s employment with or service to the Company terminates or ceases by reason of disability (as determined by the Administrator in its sole discretion), the Option shall remain exercisable only to the extent vested as of such cessation of employment or service and shall cease to be exercisable upon the earlier of (i) three months after the date of the termination event or (ii) the Expiration Date (unless such Option shall sooner be surrendered for termination or expire).  Unless the provisions of Section 4.B apply, the provisions of this Section 4.C shall apply to a Grantee who has not provided services to the Company for twelve consecutive months due to long-term disability leave.

D.

If the Grantee’s employment or service with the Company terminates by reason of death or the Grantee dies within five years after Retirement from the Company (as defined above), the Option shall be exercisable only to the extent vested as of the date of death and shall cease to be exercisable upon the earliest of (i) the first anniversary of the Grantee’s death, (ii) the Expiration Date, or (iii) the fifth anniversary of the Grantee’s termination date, as set forth in Paragraph B, above.

5.	RESTRICTIONS ON RESALES OF OPTION SHARES

The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Stock issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and other holders of awards granted under the Plan, (c) requiring acknowledgment and acceptance of these Standard Terms and Conditions, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	TAXES

The Grantee acknowledges that the delivery of Stock following exercise of the Option will generally give rise to a withholding tax obligation, and that the issuance of Stock hereunder is conditioned on timely satisfying such withholding obligation.  The Grantee shall make arrangements satisfactory to the Company for satisfying such withholding obligations.  The Administrator, in its sole discretion, may allow the Grantee to satisfy all or part of such tax obligation through withholding of Stock otherwise issuable to the Grantee; the Grantee transferring to Avnet nonrestricted Stock previously owned by the Grantee; and/or allowing the Grantee to engage in a broker-assisted Regulation T simultaneous exercise and sale.  No provision of the Plan or these Standard Terms and Conditions shall be construed to transfer to the Company or any of its affiliates any responsibility of the Grantee to pay any income, employment, excise, or other taxes attributable to the grant or exercise of the Option or the disposition of the underlying Stock.

7.	NON-TRANSFERABILITY OF OPTION

Except to the extent permitted by Section 4.D and this Section 7, the Option shall be exercisable during the Grantee's lifetime only by the Grantee.  The Option may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by testamentary disposition by the Grantee or the laws of descent and distribution, or (ii) to the extent otherwise permitted by the Plan, if (and only if) approved by the Administrator in its sole discretion.

8.	THE PLAN; DEFINED TERMS; ENTIRE AGREEMENT

In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan and the Award Letter, which are incorporated into these Standard Terms and Conditions by this reference.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan and Award Letter, and the rules of construction set forth in the Plan shall also apply to these Standard Terms and Conditions.

The Award Letter, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Option.  Any prior agreements, commitments, or negotiations concerning the Option are superseded.

9.	LIMITATION OF INTEREST IN STOCK SUBJECT TO OPTION

Neither the Grantee (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Grantee shall have any right, title, interest, or privilege in or to any Stock allocated or reserved for the purpose of the Plan or subject to the Award Letter and these Standard Terms and Conditions, except as to such Stock, if any, that have been issued to such person upon exercise of the Option or any part of it.  Nothing in the Plan, these Standard Terms and Conditions, the Award Letter or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company's employ or service or limit in any way the Company's right to terminate the Grantee's employment or service at any time and for any reason.  As this grant was made in the absolute discretion of management and the Administrator, receipt of this Option does not confer upon the Grantee any right to future awards or participation in any equity compensation program.

Neither the Award of this Option nor any Stock issuable pursuant thereto shall be included in compensation for purposes of determining the amount payable to or on behalf of the Grantee under any pension, savings, retirement, life insurance, or other employee or director benefits arrangement of the Company, unless otherwise determined by the plan sponsor.

10.	GENERAL

If any provision of these Standard Terms and Conditions is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

The Grantee acknowledges that a copy of the Plan, the Plan prospectus, and Avnet's most recent annual report to its shareholders has been delivered or made available to the Grantee.

The Plan, the Award Letter, and these Standard Terms and Conditions shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

All questions arising under the Plan, the Award Letter, and these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Award

Letter, the Plan and these Standard Terms and Conditions. All such determinations shall be binding upon the Grantee.